Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this registration statement on Form S-8 pertaining to the 2002-2015 Restricted Share Unit Plan, of our reports dated March 24, 2006, with respect to the consolidated financial statements and schedule of Cognos Incorporated included in its Annual Report [Form 10-K] for the year ended February 28, 2006, Cognos Incorporated’s management assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cognos Incorporated, filed with the Securities and Exchange Commission.

Ottawa, Canada,	/s/ Ernst & Young LLP
November 2, 2006.	Chartered Accountants